Exhibit 99.(p)(2)

PIMCO

Code of Ethics

Policy

PIMCO's Code of Ethics sets out standards of conduct to help you avoid potential conflicts of interest that may arise from your personal securities transactions and outside business activities.

All employees must read and understand the Code.

Effective Date: May 2009

Last Revision: January 2021

A company of Allianz

PIMCO’s Code of Ethics (“Code”) contains the rules that govern your personal trading and outside business activities. These rules are summarized below. Please see the Code for more details (capitalized terms are defined in the Appendix).

YOU HAVE THE FOLLOWING FUNDAMENTAL RESPONSIBILITIES:

•                  You have a duty to place the interests of Clients first

•                  You must avoid any actual or potential conflict of interest

•                  You must not take inappropriate advantage of your position at PIMCO

•                  You must comply with all applicable Securities and Commodities Laws

You must pre-clear and receive approval for your Personal Securities Transactions, unless an exemption is available. Personal Securities Transaction is a very broad concept and includes transactions in Securities, Derivatives, currencies for investment purposes and commodities for investment purposes, but does not include direct transactions in Cryptocurrencies. It is your responsibility to understand the treatment of any proposed transaction under the Code by checking the definitions found in Appendix I. You are encouraged to consult with a Compliance Officer if you have any question as to the status of a particular instrument under the Code.

Personal Real Estate Investment Transactions (as defined in Appendix II) that constitute Private Placements are Personal Securities Transactions that are subject to the Code, and must be pre-cleared and receive prior approval in accordance with Section III.C.

You can pre-clear and receive approval for your transaction by the following two-step process:

Step 1: To pre-clear a transaction, you must input the details of the proposed transaction into the Compliance Portal system (accessible through the PIMCO Intranet) and follow the instructions.

Step 2: You will receive notification as to whether your proposed transaction is approved or denied. If your proposed transaction is approved, the approval is valid only for the day on which the approval was granted and the following business day, unless otherwise indicated in the approval confirmation or unless you are notified differently by a Compliance Officer. If you do not execute your transaction within the required timeframe or if the information in your request changes, you must repeat the pre-clearance process prior to undertaking the transaction.

Generally, certain types of transactions, such as purchases or sales of government securities, open-end mutual funds, and interval funds, do not require pre-clearance and approval. See Sections III.C.2. and III.C.3. of the Code for specific guidance.

However, Portfolio Persons (see Appendix I) are subject to more restrictive pre-clearance requirements, which are set forth in Section III.C.2.a.

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BLACK-OUT PERIODS FOR PORTFOLIO PERSONS

Employees classified as Portfolio Persons are prohibited from executing certain transactions during black-out periods, as defined below:

•                  Purchases or sales prior to, and including, seven calendar days before a Client transaction in the same Financial Instrument or any Related Financial Instrument (each as defined in Appendix I)

•                  Purchases or sales within three calendar days following a Client transaction in the same Financial Instrument or any Related Financial Instrument

CIRCUMSTANCES THAT MAY RESTRICT YOUR PERSONAL SECURITIES TRANSACTIONS:

•                  When there are pending Client orders in the same Financial Instrument or a Related Financial Instrument

•                  Black-out periods in closed-end funds advised or sub-advised by PIMCO

•                  Section 16 holding periods

•                  Investments in:

o                Initial Public Offerings (with certain exemptions for fixed income and other securities)

o                Private Placements and hedge funds

o                Securities issued by Allianz SE

o                Securities on PIMCO’s Restricted Securities List

The Code has other requirements that may restrict your personal securities transactions in addition to those summarized above. Please review the entire Code. Remember that you can be sanctioned for failing to comply with the Code. If you have any questions, please ask a Compliance Officer.

PIMCO CODE OF ETHICS

I.                INTRODUCTION

This Code of Ethics (“Code”) sets out standards of conduct to help PIMCO’s directors, officers and employees (each, an “Employee” and collectively, “Employees”)1 avoid potential conflicts that may arise from their Personal Securities Transactions and outside business activities. You must read and understand this Code. Compliance can assist you with any questions.

II.            YOUR FUNDAMENTAL RESPONSIBILITIES

PIMCO insists on a culture that promotes honesty and high ethical standards. This Code is intended to assist Employees in meeting the high ethical standards PIMCO follows in conducting its business. The following general fiduciary principles must govern your activities:

•                  You have a duty to place the interests of Clients first

•                  You must avoid any actual or potential conflict of interest

•                  You must not take inappropriate advantage of your position at PIMCO

•                  You must comply with all applicable Securities and Commodities Laws

If you violate this Code or its associated policies and procedures, PIMCO may impose disciplinary action against you, including full or partial disgorgement of profits, a reduction in discretionary compensation, censure, demotion, suspension or dismissal, or any other sanction or remedial action required or permitted

1 Employees also include certain employees of PIMCO Investments and employees designated as dual-personnel of Gurtin Municipal Bond Management (“Gurtin Dual-Personnel”).  For the avoidance of doubt, Gurtin Dual-Personnel are subject to the Code of Ethics in their capacity as both PIMCO employees and Gurtin Dual-Personnel. Additionally, employees of certain non-U.S. affiliates of PIMCO are known as “Associated Persons.”  Associated Persons are subject to the respective Code of Ethics of the affiliate with which they are employed.

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by law, rule or regulation.

III.        PERSONAL INVESTMENTS

A.           In General

In general, when making personal investments you must exercise extreme care to ensure that you do not violate this Code and your fiduciary duties. You may not take inappropriate advantage of your position at PIMCO in connection with your personal investments. In addition, any excessive or inappropriate trading that, in PIMCO’s view, interferes with job performance, or compromises the duty that PIMCO owes to its Clients, will not be tolerated.  This Code covers the personal investments of all Employees and their Immediate Family Members (see Appendix I). Therefore, you and your Immediate Family Members must conduct all your personal investments consistent with this Code.

B.           Prohibition on Short-Term Trading (“30 Calendar Day Rule”)

Employees are prohibited from engaging in short-term trading strategies for their own accounts. Unless specifically exempted under this Code, a short term trade is any purchase followed by a sell, or any sell followed by a purchase, of the same Financial Instrument within 30 calendar days.

This prohibition applies on a last in, first out basis: 1) even if the purchase and sell transactions occur in different accounts; 2) regardless of any designated tax lots associated with the purchase or sell transaction; and 3) only to Financial Instruments that require pre-clearance under the Section III.C. of the Code.

The date of the first transaction is considered day one, and Employees may not execute a transaction in the opposite direction until day 31. Employees will absorb any losses and will be instructed to disgorge any profits associated with short term trades in any Financial Instrument that requires pre-clearance.  Compliance will calculate profits based on any or all opposite way transactions that occur within a 30 calendar day period, even if the transactions result in realized losses in one or more individual account(s).  Transaction costs and potential tax liabilities will not be included in the profit calculations. Compliance also may instruct the employee to reverse a transaction that violates the 30 Calendar Rule.

Note, an Option transaction with an expiration date within the 30 calendar days, as described above, of the initial purchase or sale date is also prohibited. Options must have an expiration date that is at least 31 days from the initial purchase or sale date.

See the Appendix for specific guidance on options trading with regards to pre-clearance and the 30 Calendar Day Rule.

Notwithstanding the foregoing, disgorgement will not be required for transactions in which the calculated profit is less than $25.

The following transactions are exempt from the 30 Calendar Day Rule:

1.             Transactions that are exempt from the pre-clearance and approval requirement as provided in Sections III.C.2. and III.C.3. of the Code (i.e., Exempt Reportable Transactions and Exempt Transactions as defined in those Sections).  For purposes of this exclusion, although Portfolio Persons must observe the pre-clearance requirements specified in Section II.C.2.a., Portfolio Persons’ transactions in direct obligations of the U.S. or non-U.S. Government are excluded from the 30 Calendar Day Rule.

a.              For the avoidance of doubt, transactions that are exempt from reporting requirements but subject to the pre-clearance and approval requirements as provided in Section III.C.4 of the Code, remain subject to the 30 Calendar Day Rule.

2.             Transactions that ‘roll forward’ Options or Futures, i.e., the simultaneous closing and opening of Options or Futures contracts solely to extend the expiration or maturity of the initial position to the month

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immediately following such expiration or maturity, but that otherwise maintain the economic features (e.g., size and strike price) of the position.

a.              When a transaction is rolled forward, day one for purposes of calculating compliance with the 30 Calendar Day Rule will be the date of the initial purchase and not the date of any subsequent roll forward transaction(s).

Note: Notwithstanding the exemption from the 30 Calendar Day Rule, transactions that roll forward Options or Futures positions are still subject to the applicable pre-clearance requirements of the Code.

3.             Transactions in cash-equivalent ETFs provided permission is obtained from Compliance in advance.

Prior to transacting, all Employees must represent in their pre-clearance request that the transaction is not in contravention of the 30 Calendar Day Rule.

C.           Pre-clearance and Approval of Personal Securities Transactions

You must pre-clear and receive prior approval for all Personal Securities Transactions unless the transaction is subject to an exemption under this Code.

The Pre-clearance and Approval Process described below applies to all Employees and their Immediate
Family Members.

1.             Pre-clearance and Approval Process

Pre-clearance and approval of Personal Securities Transactions helps PIMCO prevent certain investments that may conflict with Client trading activities or other regulatory requirements. Except as provided in Sections III.C.2. and III.C.3. below, you must pre-clear and receive prior approval for all Personal Securities Transactions by following the two-step process below:

The Pre-clearance and Approval Process is a two-step process:

Step 1: To pre-clear a transaction, you must input the details of the proposed transaction into the Compliance Portal system (accessible through the PIMCO Intranet) and follow the instructions. See Sections III.C.2. and III.C.3. for certain transactions that do not require pre-clearance and approval.

Step 2: You will receive notification as to whether your proposed transaction is approved or denied. If your proposed transaction is approved, the approval is valid only for the day on which the approval was granted and the following business day, unless otherwise indicated in the approval confirmation or unless you are notified differently by a Compliance Officer. If you do not execute your transaction within the required timeframe or if the information in your pre-clearance request changes, you must repeat the pre-clearance process prior to undertaking the transaction.

Note: If you place a Good-until-Canceled (“GTC”) or Limit Order and the order is not fully executed or filled by the end of the following business day (midnight local time), you must repeat the pre-clearance process.

2.             Transactions Excluded from the Pre-clearance and Approval Requirement (but still subject to the Reporting Requirements)

Except as otherwise provided below, you are not required to pre-clear and receive prior approval for the

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following Personal Securities Transactions, although you are still responsible for complying with the reporting requirements of Section V. of this Code for these transactions (each, an “Exempt Reportable Transaction”):

a.             Purchases2 or sales of direct obligations of the U.S. Government or any other national government (unless such obligations of other national governments are subject to Section III.C.4 below). However, if you are a Portfolio Person, as defined in the Code, you are required to pre-clear and receive prior approval for purchases and sales of direct obligations of the U.S. Government or any other national government except as set forth in Section III.C.3.f. below;

b.            The acquisition or disposition of a Financial Instrument as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to such holders of a class of Financial Instrument or, with respect to Financial Instruments except Futures, a non-volitional assignment or call pursuant to an options contract (voluntary corporate actions require pre-clearance);

c.             Transactions in open-end mutual funds or interval funds (including those held through a variable insurance product account) managed or sub-advised by PIMCO or an Allianz affiliated entity (in other words, transactions in funds managed or sub-advised by PIMCO or an Allianz affiliated entity must be reported but do not need to be pre-cleared).

Similarly, direct investments in open-end mutual funds or interval funds managed or sub-advised by PIMCO or an Allianz affiliated entity that are held within a qualified tuition program sponsored by a state, state agency or educational institution and authorized by Internal Revenue Code Section 529 (also known as a 529 Plan) must be reported but do not need to be pre-cleared.  Further, investments in an Allianz 529 Plan must also be reported, even if such account does not hold PIMCO or Allianz affiliated funds.  The Compliance department has access to information on your holdings in PIMCO private funds and open-end mutual funds in your PIMCO/Allianz 401(k).  However, your personal accounts including PCRA, deferred compensation plans, Fund Invest and Allianz Employee Stock Purchase Plan must be disclosed via the Compliance Portal;

d.            Transactions in any Non-Discretionary Account for which you and your Immediate Family Member(s): (i) do not exercise investment discretion; (ii) do not receive notice of specific transactions prior to execution; and (iii) otherwise have no direct or indirect influence or control. You must still disclose the account and complete a managed account certification in Compliance Portal.

e.             Transactions pursuant to an Automatic Investment Plan, including the Allianz Employee Stock Purchase Plan, except that any transaction overriding the Automatic Investment Plan’s predetermined schedule and allocation must be pre-cleared and approved.  Notwithstanding the foregoing, an employee may make adjustments to the future percentage investment allocations in the Allianz employee stock purchase plan without pre-clearance.

Employee/Immediate Family Member directed sales from an Automatic Investment Plan, including the Allianz Employee Stock Purchase Plan, are subject to pre-clearance; and

f.               Transactions in accounts held on automated asset allocation platforms over which neither you nor an Immediate Family Member exercises any investment discretion, including with respect to the Financial Instruments involved in such transactions and the allocation percentages utilized within the asset allocation platform. You must contact the Compliance Officer if you have this type of account.

It is important to remember that transactions in Closed-End Funds and ETFs are subject to the pre-clearance and blackout period requirements.

2  See Section III.C.3.f. for certain additional exemptions.

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3.             Transactions Excluded from the Pre-clearance and Approval Requirement and Reporting Requirements

All Personal Securities Transactions by Employees must be reported under the Code with a few limited exceptions set forth below. The following Personal Securities Transactions are exempt from the pre-clearance, approval, and reporting requirements provided in Sections III.C and V. of the Code (each, an “Exempt Transaction”):

a.             Purchases or sales of bank certificates of deposit (“CDs”), bankers acceptances, commercial paper and other high quality, non-sovereign short-term debt instruments (with an original maturity of less than one year), including repurchase agreements;

b.            Purchases which are made by reinvesting dividends (cash or in-kind) on a Financial Instrument including reinvestments pursuant to an Automatic Investment Plan;

c.             Purchases/sales of physical currencies or physical commodities not for investment purposes;3

d.            Purchases or sales of open-end mutual funds or interval funds (including those held through a variable insurance product direct account or a 529 Plan account) that are not managed or sub-advised by PIMCO or an Allianz affiliated entity

e.             Purchases or sales of unit investment trusts that are invested exclusively in one or more open-end mutual funds that are not advised or sub-advised by PIMCO or an Allianz affiliated entity; and

f.               Purchases of direct obligations of the U.S. Government where such transactions are effected via non-competitive bid or of U.S. savings bonds through the U.S. Department of the Treasury’s TreasuryDirect system.

4.             Transactions Excluded from the Reporting Requirements (but still subject to the Pre-clearance and Approval Requirement)

Personal Securities Transactions in direct obligations of a non-U.S. government (including agencies of such other governments) (together, “non-U.S. Government”) must be pre-cleared, but certain investments similar to U.S. savings bonds that are issued by a non-U.S. Government may be exempt from the reporting requirement as reasonably determined by a Compliance Officer.

D.           Additional Requirements Applicable to Portfolio Persons

If you are a “Portfolio Person” (see Appendix I) with respect to a Client transaction, you are subject to the blackout periods listed below. Note that transactions that do not require pre-clearance under Sections III.C.2. and III.C.3. of the Code are not subject to these blackout periods.4 Regardless of whether you are required to pre-clear your transaction, you must not take inappropriate advantage of your position as a Portfolio Person in violation of the Code.

1.             Purchases and sales seven calendar days prior to a Client transaction

A Portfolio Person may not transact in a Financial Instrument prior to, and including, seven calendar days before transacting in the same Financial Instrument or a Related Financial Instrument for a Client. Similarly, a Portfolio Person may not transact in a Financial Instrument prior to, and including, seven calendar days if the Portfolio Person knows of another Portfolio Person’s intention to transact in the same Financial Instrument for a Client. Thus, if you personally transact within seven calendar days (inclusive) of a Client transaction in the

3 For the avoidance of doubt, direct purchases/sales of Cryptocurrencies are not “Personal Securities Transactions” (as defined in Appendix I) and thus are not subject to the pre-clearance and reporting requirements.  However, Derivatives on and indirect investments in Cryptocurrencies are “Personal Securities Transactions” and are subject to the pre-clearance and reporting requirements.

4 For the avoidance of doubt, Pre-Cleared Non-Reportable Transactions, as provided in Section III.C.4 of the Code, remain subject to the blackout periods.

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same or Related Financial Instrument, your personal securities transaction will be considered a violation of the Code of Ethics unless the Client transaction was directed by someone else without your knowledge or you disclose to Compliance that you are aware of a pending firm transaction, and a Compliance Officer approves your personal securities transaction outside of the Compliance Portal.

Specific conditions for research analysts

A research analyst may not transact in the same Financial Instrument, any other Financial Instrument issued by the same issuer or a Related Financial Instrument that such research analyst is analyzing for a Client (whether such analysis was requested by another person or was undertaken on the research analyst’s own initiative). Such prohibition remains in effect until the research analyst is notified in writing that the Financial Instrument has been selected or rejected for purchase or sale for a Client account or until the research analyst obtains permission to transact in the same Financial Instrument, any other Financial Instrument issued by the same issuer or a Related Financial Instrument from a Managing Director supervisor and a Compliance Officer.

2.             Purchases and sales within three calendar days following a Client transaction

A Portfolio Person may not transact in a Financial Instrument within three calendar days after (i) transacting in the same Financial Instrument or a Related Financial Instrument for a Client; or (ii) a Client’s transaction in the same Financial Instrument or a Related Financial Instrument if the Portfolio Person knows that another Portfolio Person has transacted in such Financial Instrument or a Related Financial Instrument for a Client.

3.             Specific provisions for Real Estate Portfolio Persons with respect to PIMCO advised private funds that invest in real estate5

Real Estate Portfolio Persons must report Personal Real Estate Investment Transactions6 and pre-clear and receive prior approval of certain Personal Real Estate Investment Transactions.

Please refer to Appendix II for a discussion of the pre-clearance and reporting requirements for Personal Real Estate Investment Transactions.

Please note that Personal Real Estate Investment Transactions that constitute Private Placements are Personal Securities Transactions and must be pre-cleared and receive prior approval in accordance with Section III.C of the Code.

Prior to transacting, Portfolio Persons must represent in their pre-clearance request that they are not aware of any pending transactions or proposed transactions in the next seven calendar days in the same Financial Instrument or a Related Financial Instrument for any Client. Please consider the timing of your personal transactions carefully.

E.           Provisions that May Restrict Your Trading

If your Personal Securities Transaction falls within one of the following categories, it will generally be denied by the Compliance Officer. It is your responsibility to initially determine if any of the following categories apply to your situation or transaction:

1.             Pending Orders

If the gross aggregate market value exposure of your transaction in the Financial Instrument requiring pre-clearance over a 30 calendar day period across all your Personal Securities Accounts exceeds $25,000

5 For purposes of this clause 3 and Appendix II, the term Financial Instrument as it applies to Personal Securities Transactions of Portfolio Persons shall include Real Estate Investment Transactions.

6 See Appendix II for definition of Real Estate Portfolio Person and Personal Real Estate Investment Transactions.

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and (i) the Financial Instrument or a Related Financial Instrument has been purchased or sold by a Client on that day; or (ii) there is a pending Client order in the Financial Instrument or a Related Financial Instrument, then you CANNOT trade the Financial Instrument or any Related Financial Instrument on the same day and your pre-clearance request will be denied. This prohibition is in addition to any other requirements or prohibitions in this Code that may be applicable (e.g., under “III.D. Additional Requirements Applicable to Portfolio Persons”).

As a general matter, transactions up to $250,000 per day in common stock publicly issued by an issuer, and options thereon, included in the Standard & Poor’s 500 Index (“S&P 500® Index”) will be permitted (subject to any other applicable requirements of the Code, such as the pre-clearance and blackout period requirements). Note, with respect to an option transaction, exposure is measured by the underlying notional value of the option.

Transactions that ‘roll forward’ Futures contracts or Options on Futures contracts may be approved.  Such a roll is considered to be the simultaneous closing and opening of Futures or Options on Futures solely to extend the expiration or maturity of the previous position to the next available contract period immediately following such expiration or maturity , but that otherwise maintains the same economic features (e.g., size and strike price) of the position.

2.             Initial Public Offerings, Private Placements and Investments in Hedge Funds

As a general matter, you should expect that most pre-clearance requests involving Initial Public Offerings (except for fixed-income, preferred, business development companies, registered investment companies, commodity pools and convertible securities offerings) will be denied. Proposed transactions in Initial Public Offerings, private placements, or hedge funds will be reviewed by the Compliance Officer and subject to a number of criteria, including whether the investment opportunity should be reserved for Clients.

3.             Allianz SE Investments

You may not trade in shares of Allianz SE during any designated blackout period. In general, the trading windows end six weeks prior to the release of Allianz SE annual financial statements and two weeks prior to the release of Allianz SE quarterly results. This restriction applies to the exercise of cash-settled options or any kind of rights granted under compensation or incentive programs that completely or in part refer to Allianz SE. Allianz SE blackout dates are communicated to employees and are posted on the employee trading center. A list of such blackout periods is accessible through the PIMCO Intranet.

4.             Blackout Period in any Closed End Fund Advised or Sub-Advised by PIMCO

You may not trade any closed end fund advised or sub-advised by PIMCO during a designated blackout period. A list of such blackout periods is accessible through the PIMCO Intranet.

5.             Trade Restricted Securities List

The Legal and Compliance department maintains and periodically updates the Trade Restricted Securities List that contains certain securities that may not be traded by Employees. The Trade Restricted Securities List is not distributed to employees, but requests to purchase or sell any security on the Trade Restricted Securities List will be denied.

6.             Section 16 Holding Periods

If you are a reporting person under Section 16 of the Securities Exchange Act of 1934, with respect to any closed end fund advised or sub-advised by PIMCO, you are subject to a six month holding period and you must make certain filings with the SEC. It is your responsibility to determine if you are subject to Section 16 requirements and to arrange for appropriate filings. Please consult a Compliance Officer for more information.

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F.            Excessive Trading and Market Timing of Mutual Fund Shares.

The issue of excessive trading and market timing by mutual fund shareholders is serious and not unique to PIMCO. You are subject to the terms and restrictions of an open-end mutual fund’s prospectus, including restrictions such fund may impose on excessive trading.  You may not engage in trading of shares of an open-end mutual fund that is inconsistent with the prospectus of that fund.

G.          Your Actions are Subject to Review by a Compliance Officer and Your Supervisor

The Compliance Officer may undertake such investigation as he or she considers necessary to determine if your proposed transaction complies with this Code, including post-trade monitoring. The Compliance Officer may impose measures intended to avoid potential conflicts of interest or to address any trading that requires additional scrutiny.

In addition to the Compliance Officer, your supervisor may, unless restricted by relevant regulations, review your personal trading activity on a periodic or more frequent basis. This individual will work with the Compliance Officer on any such reviews.

H.   Consequences for Violations of this Code

1.             If determined appropriate by the General Counsel or Compliance Officer you may be subject to remedial actions (a) if you violate this Code; or (b) to protect the integrity and reputation of PIMCO even in the absence of a proven violation. Such remedial actions may include, but are not limited to, full or partial disgorgement of the profits you earned on an investment transaction, a reduction in discretionary performance compensation, censure, demotion, suspension or dismissal, or any other sanction or remedial action required or permitted by law, rule or regulation. As part of any remedial action, you may be required to reverse an investment transaction and forfeit any profit or to absorb any loss from the transaction.

2.             PIMCO’s General Counsel or Compliance Officer shall have the authority to determine whether you have violated this Code and, if so, to impose, in consultation with an employee’s supervisor and other relevant parties, the remedial actions they consider appropriate or required by law, rule or regulation. In making their determination, the General Counsel or Compliance Officer, in consultation with an employee’s supervisor and other relevant parties, may consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to a Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

IV.       YOUR ONGOING OBLIGATIONS UNDER THIS CODE

This Code imposes certain ongoing obligations on you. If you have any questions regarding these obligations please contact the Compliance Officer.

A.           Insider Trading

The fiduciary principles of this Code and Securities and Commodities Laws prohibit you from trading while in possession of material, non-public information (“MNPI”) received from any source or communicating this information to others.7 If you believe you may have access to material, non-public information or are unsure about whether information is material or non-public, please consult a Compliance Officer and the PIMCO MNPI Policy. Any violation of PIMCO’s MNPI Policy may result in penalties that could include termination of employment with PIMCO.

B.           Compliance with Securities Laws

7 As described in Section III.C.2, purchases or sales of open-end mutual funds and interval funds managed or sub-advised by PIMCO are exempt from the pre-clearance and approval process; however, the insider trading prohibition described above applies to MNPI received with respect to an open-end mutual fund or interval fund advised or sub-advised by PIMCO or its affiliates. Non-public information regarding a mutual fund or interval fund is MNPI if such information could materially impact the fund’s net asset value.

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You must comply with all applicable Securities and Commodities Laws.

C.    Duty to Report Violations of this Code

You are required to promptly report any violation of this Code of which you become aware, whether your own or another Employee’s. Reports of violations other than your own may be made anonymously and confidentially to the Compliance Officer.

D.    Right to Communicate Directly with Governmental, Regulatory or Self-Regulatory Bodies

This Code will not be interpreted or applied in any manner that would violate any PIMCO employee’s legal rights as an employee under applicable law. For example, nothing in this Code or Appendices attached hereto prohibits or in any way restricts any PIMCO employee from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the Securities and Exchange Commission or any other governmental or regulatory body or self-regulatory organization. A PIMCO employee does not need prior PIMCO authorization before taking any such action and a PIMCO employee is not required to inform PIMCO if he or she chooses to take such action.

V.   YOUR REPORTING REQUIREMENTS

A.    On-Line Certification of Receipt and Quarterly Compliance Certification

You will be required to certify your receipt of this Code. On a quarterly basis you must certify that any personal investments effected during the quarter were done in compliance with this Code. You will also be required to certify your ongoing compliance with this Code on a quarterly basis. Required certifications must be completed within 30 calendar days following the end of the quarter.

B.    Reports of Securities Holdings

You and your Immediate Family Members must report all your Personal Securities Accounts and all transactions in your Personal Securities Accounts unless the transaction is an Exempt Transaction.  You must agree to allow your broker-dealer to provide the Compliance Officer with electronic reports of your Personal Securities Accounts and transactions and to allow the Compliance department to access all Personal Securities Account information. You will also be required to certify on a quarterly basis that you have reported all of your Personal Securities Accounts to Compliance via the personal trading system (accessible through the PIMCO Intranet). Required certifications must be completed within 30 calendar days following the end of the quarter.

1.    Approved Brokers

You and your Immediate Family Members must maintain your Personal Securities Accounts with an Approved Broker. The list of Approved Brokers is accessible through the PIMCO Intranet or a Compliance Officer.

If you maintain a Personal Securities Account at a broker-dealer other than at an Approved Broker, you will need to close those accounts or transfer them to an Approved Broker within a specified period of time, unless otherwise granted an exemption by a Compliance Officer. Upon opening a Personal Securities Account at an Approved Broker, Employees are required to disclose the Personal Securities Account to Compliance via the personal trading system (accessible through the PIMCO Intranet). By maintaining your Personal Securities Account with one or more of the Approved Brokers, you and your Immediate Family Member’s quarterly and annual transaction summaries will be sent directly to the Compliance department for review.

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2.    Initial Holdings Report

Within ten calendar days of becoming an Employee, you must submit via the personal trading system (accessible through the PIMCO Intranet) an Initial Report of Personal Securities Accounts and all holdings in Financial Instruments except Exempt Transactions. This includes all holdings in Private Placements, such as private equity and hedge fund investments. Please contact the Compliance Officer if you have not already completed this Initial Report of Personal Securities Accounts and all holdings in Financial Instruments.

3.    Quarterly and Annual Holdings Report

If you maintain (i) Personal Securities Accounts with broker-dealers that are not on the list of Approved Brokers, or (ii) a Beneficial Interest in Financial Instruments not held in a Personal Securities Account, please contact the Compliance Officer to arrange for providing quarterly and annual reports within 30 days following quarter end.

4.    Changes in Your Immediate Family Members

You must promptly notify a Compliance Officer of any change to your Immediate Family Members (e.g., as a result of a marriage, divorce, legal separation, death, adoption, movement from your household or change in dependence status) that may affect the Personal Securities Accounts for which you have reporting or other responsibilities.

VI.  COMPLIANCE DEPARTMENT RESPONSIBILITIES

A.    Authority to Grant Waivers of the Requirements of this Code

The Compliance Officer, in consultation with PIMCO’s General Counsel or his or her designee, has the authority to exempt any Employee or any personal investment transaction from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against the interests of any Client and is consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

B.    Annual Report to Boards of Funds that PIMCO Advises or Sub-Advises

PIMCO will furnish a written report annually to the directors or trustees of each fund that PIMCO advises or sub-advises. Each report will describe any issues arising under this Code, or under procedures implemented by PIMCO to prevent violations of this Code, since PIMCO’s last report, including, but not limited to, information about material violations of this Code, procedures and sanctions imposed in response to such material violations, and certify that PIMCO has adopted procedures reasonably necessary to prevent its Employees from violating this Code.

C.    Maintenance of Records

The Compliance Officer will keep all records maintained at PIMCO’s primary office for at least two years and will otherwise keep in an easily accessible place for at least five years from the end of either the fiscal year in which the document was created or the last fiscal year during which the document was effective or in force, whichever is later. Such records include: copies of this Code and any amendments hereto, all Personal Securities Account statements and reports of Employees, a list of all Employees and persons responsible for reviewing Employees reports, copies of all pre-clearance forms, records of violations and actions taken as a result of violations, and acknowledgments, certifications and other memoranda relating to the administration

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of this Code.

VII. ACTIVITIES OUTSIDE OF PIMCO

A.    Approval of Activities Outside of PIMCO

1.    You may not engage in full-time or part-time service as an officer, director, partner, manager, member, proprietor, principal, consultant or employee of any Business Organization or Non-Profit Organization other than PIMCO, PIMCO Investments, the PIMCO Foundation, PIMCO Partners, or a fund for which PIMCO is an adviser (whether or not that business organization is publicly traded) unless you have received the prior written approval from PIMCO’s General Counsel or other designated person.

2.    Without prior written approval, you may not provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization (other than a trust or foundation established by you or an Immediate Family Member) or enter into any agreement to be employed or to accept compensation in any form (e.g., in the form of commissions, salary, fees, bonuses, shares or contingent compensation) from any person or entity other than PIMCO or one of its affiliates.

3.    Certain non-compensated positions in which you would serve in a decision-making capacity (such as on a board of directors for a charity or Non-Profit Organization) must also have been reviewed or approved by PIMCO’s General Counsel or other designated person.

4.    PIMCO’s General Counsel or other designated person may approve such an outside activity if he or she determines that your service or activities outside of PIMCO would not be inconsistent with the interests of PIMCO and its Clients. Other factors that may be considered include any remuneration received or proposed to be received as part of the activity, whether the activity or expected time spent is consistent with your duties to PIMCO and its Clients, and any other factors deemed relevant.  PIMCO’s General Counsel or other designated person may also stipulate that approval of your participation in the outside activity is subject to specified conditions.  Requests to serve on the board of a publicly traded entity will generally be denied.

5.    Regardless of the outcome of PIMCO’s review of your participation in any proposed outside activity, you may not, directly or indirectly, publicly suggest, claim or imply that PIMCO is associated with or in any way approves the activity.

VIII.    TEMPORARY EMPLOYEES

Temporary Employees that are classified as Contingent Workforce are considered “Employees” for purposes of this Code. The Compliance Officer may exempt such persons from any requirement hereunder if the Compliance Officer determines that such exemption would not have a material adverse effect on any Client account. It is the Temporary Employee’s responsibility to understand the applicability of the Code (including any exemptions) based on the specific facts and circumstances of the employee’s role, responsibilities and access to information.

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APPENDIX I

Glossary

The following definitions apply to the capitalized terms used in this Code:

Approved Broker – means a broker-dealer approved by the Compliance Officer. The list of Approved Brokers for each PIMCO location is accessible through the PIMCO Intranet or can be obtained from the Compliance Officer.

Associated Persons – means an employee of PIMCO LLC’s non-U.S. affiliates. Associated Persons are subject to the respective Code of Ethics of the non-U.S. affiliate with whom they are employed, which are, in relevant part, substantially the same as this Code. Associated Persons are subject to the oversight and supervision of PIMCO LLC.

Automatic Investment Plan – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest – means when a person has or shares direct or indirect pecuniary interest in accounts or in reportable Financial Instruments. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, unless specifically excepted by a Compliance Officer, an interest in a Financial Instrument held by: (1) a joint account to which you are a party; (2) a partnership in which you are a general partner; (3) a partnership in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (4) a limited liability company in which you are a managing member; (5) a limited liability company in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (6) a trust in which you or an Immediate Family Member has a vested interest or serves as a trustee with investment discretion; (7) a closely-held corporation in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; or (8) any account (including retirement, pension, deferred compensation or similar account) in which you or an Immediate Family has a substantial economic interest. A pecuniary interest (thus, Beneficial Interest) may arise with respect to any Financial Instrument including without limitation those (such as private equity and hedge fund investments) obtained through Private Placements.

Business Organization – means an entity formed for the purpose of carrying on a commercial enterprise and/or to achieve certain commercial goals.  It may take the form a sole proprietorship, partnership, limited liability company, corporation or other structure.

Client – means any person or entity to which PIMCO provides investment advisory services.

Contingent Workforce – means individuals subject to provisional work agreements which may include temporary contract workers, independent contractors or independent consultants.

Cryptocurrency – means any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets, which is not a Security or otherwise characterized as a security under the relevant law.

Derivative – means (1) any Futures (as defined below); and (2) a forward contract, a “swap”, a “cap”, a “collar”, a “floor” and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities, which are included in the definition of “Security”). Questions regarding whether a particular instrument or transaction is a Derivative for purposes of this policy should be directed to the Compliance Officer or his or her designee.  For avoidance of doubt, a derivative on a Cryptocurrency is considered to be a “Derivative” for purposes of the Code.

Financial Instrument – means a Security, Derivative, commodity or currency as investment, but does not include

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Cryptocurrencies.  For the avoidance of doubt, futures contracts on Cryptocurrencies are “Financial Instruments” for purposes of the Code.

Futures – means a futures contract and an option on a futures contract traded on a U.S. or non-U.S. board of trade, such as the Chicago Board of Trade or the London International Financial Futures Exchange.

Immediate Family Member of an Employee – means: (1) any of the following persons sharing the same household with the Employee (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or domestic partner; (2) any person sharing the same household with the Employee (which does not include temporary house guests)that holds an account in which the Employee is a joint owner or listed as a beneficiary; or (3) any person sharing the same household with the Employee in which the Employee contributes to the maintenance of the household and material financial support of such person.

Initial Public Offering – means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Non-Discretionary Account – means any account managed by a broker dealer, futures commission merchant, or trustee as to which neither the Employee nor an Immediate Family Member: (1) exercises investment discretion; (2) receives notice of specific transactions prior to execution; and (3) has direct or indirect influence or control over the account.

Non-Profit Organization – means an organization (generally tax-exempt) that serves the public interest. In general, the purpose of this type of organization must be charitable, educational, scientific, religious or literary.  A nonprofit organization is often dedicated to furthering a particular social cause or advocating for a particular point of view.

Personal Securities Account – means (1) any account (including any custody account, safekeeping account, retirement account such as an IRA or 401(k) plan, and any account maintained by an entity that may act as a broker or principal) in which an Employee has any direct or indirect Beneficial Interest, including Personal Securities Accounts and trusts for the benefit of such persons; and (2) any account maintained for a financial dependent. Thus, the term “Personal Securities Accounts” also includes, among others:

(i)    Trusts for which the Employee acts as trustee, executor or custodian;

(ii)   Accounts of or for the benefit of a person who receives financial support from the Employee;

(iii)  Accounts of or for the benefit of an Immediate Family Member; and

(iv) Accounts in which the Employee is a joint owner or has trading authority.

For the avoidance of doubt, the term “Personal Securities Account” does not include: (1) an account on the U.S. Department of the Treasury’s TreasuryDirect system, so long as the securities purchased through and/or held in such account may only be, or were, purchased through a non-competitive bid process; or (2) any account with direct holdings of Cryptocurrencies.  For avoidance of doubt, an account that holds Derivatives on Cryptocurrencies would constitute a “Personal Securities Account” for purposes of the Code, and is subject to the requirements of Section V.B above.

Personal Securities Transaction – means transactions in Securities (whether publicly offered or a Private Placement), Derivatives, currencies for investment purposes and commodities for investment purposes, but does not include direct transactions in a Cryptocurrency.  For the avoidance of doubt, “Personal Securities Transaction” includes Derivatives on a Cryptocurrency.

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PIMCO – means “Pacific Investment Management Company LLC”.

PIMCO Investments – means “PIMCO Investments LLC”.

Portfolio Person – means an Employee, including a portfolio manager with respect to an account, who: (1) provides information or advice with respect to the purchase or sale of a Financial Instrument, such as a research analyst; or (2) helps execute a portfolio manager’s investment decisions. Members of Portfolio Risk Management, and Economists are also considered to be Portfolio Persons. Generally, a Portfolio Person with respect to a Client transaction includes the generalist portfolio manager for the Client, the specialist portfolio manager or trading assistant with respect to the transactions in that account attributable to that specialist or trading assistant, and any research analyst that played a role in researching or recommending a particular Financial Instrument.

Private Placement – means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to SEC Rules 504, 505 or 506 under the Securities Act of 1933, including hedge funds or private equity funds or similar laws of non-U.S. jurisdictions.

Related Financial Instrument – means any Derivative directly tied to the same underlying Financial Instrument, including, but not limited to, any swap, option or warrant to purchase or sell that same underlying Financial Instrument, and any Derivative convertible into or exchangeable for that same underlying Financial Instrument. For example, the purchase and exercise of an option to acquire a Security is subject to the same restrictions that would apply to the purchase of the Security itself.

Securities and Commodities Laws – means the securities and/or commodities laws of any jurisdiction applicable to any Employee, including for any employee located in the U.S. or employed by PIMCO, the following laws: Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, broker-dealers and investment advisers, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the U.S. Department of the Treasury, the Commodity Exchange Act, any rules adopted by the U.S. Commodity Futures Trading Commission under this statute, and applicable rules adopted by the National Futures Association.

Security – means any note, stock, treasury stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract (e.g., investment in a business), voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security, (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest of instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Compliance Portal – means PIMCO’s proprietary employee trading pre-clearance system.

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APPENDIX II

PIMCO-advised private funds and accounts make investments in real estate.

Real Estate Portfolio Persons must generally pre-clear and receive prior approval from the Compliance Officer for Personal Real Estate Investment Transactions like other Personal Securities Transactions.

Real Estate Portfolio Person – means a Portfolio Person, or any other Employee designated by a Compliance Officer, with respect to PIMCO advised private funds that executes Real Estate Investment Transactions.

Real Estate Investment Transactions – means transactions involving real estate (such as, without limitation, purchases, sales, financings or other forms of investments in office, multifamily, retail, commercial, industrial or hospitality properties or interest in real estate services or service providers), either directly or through investments in funds (other than registered investment companies or publicly traded Securities that are otherwise subject to the Code of Ethics), joint ventures, partnerships, limited liability companies, mortgage or mezzanine loans or other Securities (other than publicly traded Securities that are otherwise subject to the Code of Ethics).

Personal Real Estate Investment Transactions – means Real Estate Investment Transactions for investment purposes.

Indirect investments (e.g., real estate funds or partnerships) may also be subject to pre-clearance as Private Placements under the Code of Ethics. Like other types of personal investments, you are required to report Personal Real Estate Investment Transactions on a quarterly basis.

Notwithstanding the above:

•     Transactions involving residential properties owned for personal use (such as a primary residence or a vacation home), as well as loans, advances or gifts to Immediate Family Members to assist in their purchase or maintenance of such properties, are not subject to pre-clearance or the reporting requirements.

•     Transactions involving one- to four-unit residential properties purchased for investment purposes are not subject to pre-clearance, so long as such transaction would not (i) constitute a Security (e.g., an interest in an entity of which you are not the general partner, managing member or equivalent), or (ii) violate any of your responsibilities under the Code of Ethics. Such transactions are subject to the reporting requirements, however.

Trades of Securities or instruments that are identified by a ticker, CUSIP, ISIN or Sedol must be pre-cleared using Compliance Portal (accessible through the PIMCO Intranet).

The Code of Ethics requires you to avoid conflicts of interest related to personal investments, including Personal Real Estate Investment Transactions. You are expected to avoid any investment, interest or association which interferes or might interfere with your independent exercise of judgment in the best interest of PIMCO and its Clients, including funds advised by PIMCO. Disclosure of personal or other circumstances constituting a conflict of interest should be reported to the Compliance Officer.

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APPENDIX III

See the below for specific guidance on options trading with regards to pre-clearance and the 30 Calendar Day Rule.

Option Trading	Pre-clearance Required	Subject to Short Term Trading Restriction (“30 Calendar Day Rule”)
Purchasing/Selling an Option	Yes

Yes

The option’s expiration date must be greater than 30 days from the date of the option transaction.

An options contract cannot be bought and sold, or sold and bought, within 30 calendar days.

For avoidance of doubt, employees may trade a different options contract (ie. different expiration or strike) within 30 calendar days.

Involuntary Option Assignment/Exercise of Existing Option Position	No Purchase or sale of underlying Security not directed by the Employee	No The acquisition/disposition of a security resulting from an existing option position via an involuntary assignment/exercise is not subject to the 30 Calendar Day Rule
Directing an Option Exercise of Existing Options Position	Yes To exercise an option, the purchase or sale of the underlying security must be pre-cleared before directing the option exercise

Yes

After the receipt or disposal of the underlying security due to a directed option exercise, employees are prohibited from executing an opposite way transaction in the underlying security for 30 calendar days

Rolling an Option on a Future[8] (see section III.B.2.)	Yes Pre-clearance of both legs of the transaction is required to roll the option	No The same option on a futures contract bought and sold, or sold and bought within 30 days to roll the exposure is not subject to the 30 Calendar Day Rule
Rolling an Option on All Other Underlying Securities	Yes Pre-clearance of both legs of the transaction is required to roll the option	Yes Other options are not allowed to roll within 30 calendar days (i.e., they are subject to the 30 Calendar Day Rule)

8  For the avoidance of doubt, futures are allowed to be rolled within 30 calendar days.

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